Exhibit 99.1

          Pope & Talbot Announces First Quarter 2005 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--April 29, 2005--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $0.6 million, or $0.04 per share for the three months ended March 31, 2005, an improvement of $2.7 million, or $0.17 per share, when compared with a net loss of $3.3 million, or $0.21 per share, reported for the same period in 2004 and an improvement of $2.0 million, or $0.12 per share, over the fourth quarter of 2004. Revenues were $207.2 million for the quarter compared to $177.3 million for the first quarter of 2004, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $12.9 million compared with $9.8 million one year ago.
    The year-over-year improvement was driven primarily by market price and volume increases in the Company's lumber business and market price improvements in the pulp division. At March 31, 2005, the Canadian to U.S. dollar exchange rate was approximately the same as at December 31, 2004, but was significantly higher than it was on March 31, 2004. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased first quarter 2005 reported cost of goods sold by approximately $10 million as compared with the first quarter of 2004. Import duty deposits on Canadian softwood lumber continued to partially offset the benefits of higher lumber prices. Import duties totaled $8.5 million in the first quarter of 2005, compared with $8.9 million in the same quarter of 2004 and $9.7 million in the fourth quarter of 2004. The decrease in duties paid primarily reflected the decrease in duty deposit rates from a combined rate of 27.22 percent to 20.15 percent.
    As previously announced on April 25, 2005, the Company completed its purchase of the assets of the Fort St. James Sawmill, including timber tenures with 640,000 cubic meters of annual allowable cut, from Canadian Forest Products Ltd., a subsidiary of Canfor Corporation, for approximately $37.5 million cash which includes the estimated value of acquired inventory.
    "We are pleased with the acquisition of the Fort St. James mill," stated Michael Flannery, Chairman and Chief Executive Officer. "The mill's production is complementary to Pope & Talbot's existing lumber mills, contributes to the Company's goal of effectively balancing our lumber and pulp business segments, its geographic location in the northern interior of British Columbia diversifies the Company's resource base, and the associated timber tenures significantly increase our timber security."

    Pulp

    Pope & Talbot's first quarter pulp sales volume decreased one percent to 209,100 metric tons, with pulp sales revenues increasing six percent to $115.2 million, as compared with the first quarter 2004. The average price realized per metric ton sold during the quarter increased seven percent to $551 from $514 in the first quarter of 2004. The first quarter 2005 pricing represented a six percent increase from the fourth quarter 2004 average price realization of $518 per metric ton.
    In the first quarter of 2005, pulp cost of goods sold increased $5.4 million, or five percent, compared with a pulp revenue increase of $6.1 million over the first quarter of 2004. The increase in cost of goods sold was primarily the result of foreign exchange driven cost increases of approximately $6 million.

    Wood products

    Pope & Talbot's first quarter 2005 lumber sales volume increased 25 percent to 185.0 million board feet, with wood products sales revenues increasing 35 percent to $92.0 million, as compared with the first quarter of 2004. The average price realized per thousand board feet sold during the quarter increased eight percent to $438 from $404 in the first quarter of 2004. First quarter 2005 pricing also represented a five percent improvement relative to fourth quarter 2004 average price realization of $418 per thousand board feet.
    In the first quarter of 2005, wood products cost of good sold increased $19.5 million, or 30 percent, compared with a revenue increase of $23.8 million over the first quarter of 2004. Contributing to the cost increases were the 25 percent increase in sales volume and foreign currency exchange driven cost increases of approximately $4 million, or six percent, compared with the first quarter of 2004.



Selected Statistics
                                      First Quarter   Fourth Quarter
----------------------------------------------------------------------
                                     2005      2004         2004
----------------------------------------------------------------------
Sales Volumes (thousands):
Pulp (metric tons)                  209,100   212,200         210,800
Lumber (thousand board feet)        185,000   147,900         171,700

Production Volumes (thousands):
Pulp (metric tons)                  203,000   202,400         207,100
Lumber (thousand board feet)        185,200   161,200         171,400

Average Price Realizations:  (A)
Pulp (metric tons)                    $ 551      $514            $518
Lumber (thousand board feet)          $ 438      $404            $418
Notes:
(A)  Gross invoice price less trade discounts.


    In the first quarter of 2005, Pope & Talbot's capital expenditures were $8.3 million and depreciation was $8.9 million. At the end of the quarter, total debt was $253.3 million, an increase of $18 million from year-end 2004, and shareholders equity was $160.1 million, a decrease of $3.5 million from year-end 2004. On March 31, 2005, the ratio of long-term debt to total capitalization was 61 percent, up from 58 percent at year-end 2004.
    Pope & Talbot, Inc. will be holding a conference call on Friday, April 29, 2005, at 10:00 a.m. PDT (1:00 p.m. EDT.) The call-in number is 416-695-6120. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                  CONSOLIDATED STATEMENTS OF INCOME

                                     First Quarter     Fourth Quarter
                                  -------------------- ---------------
                                     2005      2004         2004
                                  ---------- --------- ---------------

Revenues:
 Pulp                             $ 115,202 $ 109,141       $ 109,203
 Wood Products
   Lumber                            80,997    59,743          71,835
   Chips, logs and other             11,011     8,438          11,604
                                  ---------- --------- ---------------
       Total Wood Products           92,008    68,181          83,439
                                  ---------- --------- ---------------
           Total revenues           207,210   177,322         192,642
                                  ---------- --------- ---------------
Costs and expenses:
 Pulp cost of sales                 111,251   105,914         108,050
 Wood Products cost of sales         83,379    63,912          76,740
 Selling, general and
  administrative                      8,622     7,579           8,894
                                  ---------- --------- ---------------
Operating income (loss)               3,958       (83)         (1,042)
Interest expense, net                 5,135     5,294           4,871
                                  ---------- --------- ---------------

Loss before income taxes             (1,177)   (5,377)         (5,913)
Income tax benefit                     (532)   (2,097)         (3,334)
                                  ---------- --------- ---------------
Net loss                          $    (645)$  (3,280)      $  (2,579)
                                  ========== ========= ===============

Net loss per common share - basic
 and diluted                      $   (0.04)$   (0.21)      $   (0.16)
                                  ========== ========= ===============

Average shares outstanding -
 basic and diluted                   16,157    15,677          16,189
                                  ========== ========= ===============


                      CONSOLIDATED BALANCE SHEETS

                                       March 31,        December 31,
                                  -------------------- ---------------
                                    2005       2004         2004
                                  ---------- --------- ---------------
Assets:
 Current assets                   $ 217,352 $ 197,775       $ 211,241
 Properties, net                    337,123   323,978         340,038
 Deferred income tax assets, net          -    11,460               -
 Other assets                        19,172    18,550          19,348
                                  ---------- --------- ---------------
   Total assets                   $ 573,647 $ 551,763       $ 570,627
                                  ========== ========= ===============
Liabilities and stockholders'
 equity:
 Current portion of long-term
  debt                            $   6,673 $   5,336       $   5,605
 Other current liabilities           96,520    99,027         107,285
 Long-term debt, excluding
  current portion                   246,600   248,787         229,634
 Deferred income tax liability,
  net                                   974         -           2,522
 Other long-term liabilities         62,801    58,711          61,947
                                  ---------- --------- ---------------
   Total liabilities                413,568   411,861         406,993
 Stockholders' equity               160,079   139,902         163,634
                                  ---------- --------- ---------------
   Total liabilities and
    stockholder's equity          $ 573,647 $ 551,763       $ 570,627
                                  ========== ========= ===============

Long-term debt to total
 capitalization                          61%       64%             58%
                                  ========== ========= ===============


                          SEGMENT INFORMATION

                                     First Quarter     Fourth Quarter
                                  -------------------- ---------------
                                    2005       2004         2004
                                  ---------- --------- ---------------
EBITDA: (A)
 Pulp                             $   7,812 $   8,255       $   5,433
  Wood Products                       9,131     4,962           7,159
 General Corporate                   (4,085)   (3,425)         (4,585)
                                  ---------- --------- ---------------
                                     12,858     9,792           8,007
                                  ---------- --------- ---------------
Depreciation and amortization:
 Pulp                             $   6,577 $   7,652       $   6,687
 Wood Products                        1,946     1,798           1,974
 General Corporate                      377       425             388
                                  ---------- --------- ---------------
                                      8,900     9,875           9,049
                                  ---------- --------- ---------------
Operating income (loss):
 Pulp                             $   1,235 $     603       $  (1,254)
 Wood Products                        7,185     3,164           5,185
 General Corporate                   (4,462)   (3,850)         (4,973)
                                  ---------- --------- ---------------

 Operating income (loss)          $   3,958 $     (83)      $  (1,042)
                                  ========== ========= ===============

Additional Information:
 Lumber import duties             $   8,500 $   8,900       $   9,700
 Capital expenditures                 8,345     3,057           7,118



Notes:
(A) EBITDA equals net loss before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net loss using the depreciation and amortization, net interest expense and income tax benefit numbers in the above table. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has provided this information in addition to the generally accepted accounting principle-based presentation of net loss.

    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161